Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan, the 2021 Employee Stock Purchase Plan, and the 2022 Employment Inducement Award Plan (as amended), of Terns Pharmaceuticals, Inc. of our report dated March 30, 2026, with respect to the consolidated financial statements of Terns Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

March 30, 2026